Exhibit 10.3

May 11, 2015

Thomas Roberts
5446 E. Exeter Blvd
Phoenix, AZ 85018

Dear Thomas:

On behalf of the Executive Leadership of American Realty Capital Properties, Inc. (the “Company”), I am pleased to present you with this formal letter amending and rearticulating your current employment arrangement.

Effective as of April 1, 2015 (the “Effective Date”), your annual base salary will be $500,000.00 per annum, paid twice a month in accordance with the Company’s standard payroll practices (the “Base Salary”). This compensation structure will be in effect for the remainder of 2015 and will be reevaluated in the normal course of business. Additionally, on an annual basis you will be eligible for annual bonus compensation comprised of (a) an annual bonus for each completed calendar year with a target annual payment opportunity equal to 100% of your Base Salary and (b) an annual long term incentive equity award (each award, an “Equity Award”) with respect to shares of the Company’s common stock, par value $0.01 (“Common Stock”) having a total target fair market value as of the date of the grant of up to 200% of your Base Salary in the form of restricted shares or restricted share units, subject to such terms and conditions, including vesting, as may be determined by the Company’s Compensation Committee, in its sole discretion. Such terms and conditions, and the valuation method used to determine the number of shares in respect of each Equity Award, will be determined on the same basis as equity awards made generally to other senior executives of the Company. With respect to the Equity Award which was granted to you effective April 1, 2015, such award shall vest in accordance with the terms of the applicable award agreements.

If at any time your employment is terminated by the Company without Cause, (a) subject to a release of claims against the Company in a form acceptable to the Company, the Company will pay you severance equal to trailing twelve month’s total annual cash compensation (which, for the avoidance of doubt, excludes any retention bonuses or other equity or stock bonuses or grants) and (b) your Equity Awards shall be governed by the terms of the applicable award agreements.

Severance will be paid monthly over the twelve month period following your last day of employment with the Company provided, that the first payment of the severance shall be made on the sixtieth (60th) day after the date of termination, and will include payment of any amount of the severance that was otherwise due prior thereto. For purposes of determining the time of payment (but not entitlement to) your severance payment, termination of employment will be construed consistent with a separation from service within the meaning of Section 409A of the Internal Revenue Code. “Cause” means one or more of following acts: (a) your material breach of any employment agreement with Company; (b) your dishonesty, fraud, malfeasance, negligence or willful misconduct, which has had, or would reasonably be likely to have, a material adverse effect on the business, assets, financial condition or business reputation of the Company or any of its affiliates; (c) your conviction of, or your entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude or gross misconduct; and (d) your continued failure to perform substantially your duties with Company or any affiliate of Company, after a written demand for substantial performance is delivered to you by your supervisor specifically identifying the manner in which your supervisor believes you have not substantially performed.

In no event will the Company terminate your employment for any alleged act under the foregoing definition of “Cause” (i) unless the Company will have first provided you with notice of your proposed termination for “Cause” and a reasonable opportunity to demonstrate that your conduct did not, in fact, constitute “Cause” or (ii) you are able to cure your conduct after being given a reasonable period of time after notice (of no less than 30 days) to cure such conduct.

By executing this letter below, you agree that, following the termination of your employment with the Company, during the twelve-month period following such termination, you will not, for yourself or for any other person or entity, own, operate, manage or in any other way participate or be involved, as a director, officer, employee, consultant, partner, joint venture or otherwise (collectively, “any affiliation”), with any person, entity, or business that competes or intends to compete in the business of the Company or any of its subsidiaries or affiliates, including but not limited to the acquisition of commercial retail real estate or by offering exchange traded or non-exchange traded real estate investment products similar to the Company’s, directly or indirectly to retail or institutional investors anywhere in the Territory (collectively, “Competitors”); provided that the foregoing shall not restrict you from having an affiliation (either directly or indirectly) with any third party that provides consulting, advisory, or other similar services to any Competitor, so long as you are not, directly or indirectly, providing any services or know-how on behalf of such third party for the benefit of any Competitor. For convenience, attached as Exhibit “A” is a non-exclusive list of Competitors with which you are specifically prohibited from having any affiliation through the term set forth above. “Territory”, as used above, means (i) the United

States of America, or (ii) if the definition of “Territory” set forth in the immediately preceding clause is deemed overbroad by a court competent jurisdiction with respect to the restrictions set forth in this paragraph, then the state of Arizona; or (iii) if the definition of “Territory” set forth in the immediately preceding clause is deemed overbroad by a court of competent jurisdiction with respect to the restrictions set forth in this paragraph, then all areas within 20 miles of the Company’s offices at
2325 East Camelback Road, Phoenix, Arizona.

This letter shall be governed under the laws of the State of Arizona. This letter supersedes your employment letter dated January 16, 2014.

Sincerely,

/s/ Don Primosch
Don Primosch
Director, Human Resources

I accept the offer of continued employment upon the terms set forth in this Employment Letter as of the date set forth below. I understand that this offer does not constitute a contract of employment or an assurance of continued indefinite employment.

Signature: /s/ Thomas W. Roberts
Printed Name: Thomas W. Roberts
Date: May 13, 2015

EXHIBIT “A”

The following is a list of companies with which, along with their affiliates and related entities, you may not have any affiliation with as set above. This list is not exclusive and you understand you may not have an affiliation with any other company (or its affiliates or related entities) within the parameters set forth above.

•	Apple Nine Advisors, Inc.

•	Behringer Harvard

•	CBRE Advisors LLC

•	Clarion Partners

•	CNL

•	Cornerstone

•	WP Carey

•	Dividend Capital

•	Grubb and Ellis

•	Hines

•	Inland Real Estate Group

•	Lightstone Group

•	KBS Capital Advisors, LLC

•	Orange Advisors LLC

•	Paladin Realty Advisors

•	Shopoff Advisors LP

•	Strategic Storage Advisor LP

•	Wells Real Estate Funds

•	Sandstone Equity Investors (Desert Capital affiliate) (CM REIT, Inc.)

•	UMTH General Services LP (United Development Funding IV REIT)

•	Bluerock Enhanced Multi Family Advisors LLC (Bluerock Enhanced Multi Family REIT, Inc.)

•	CNL Macquarie Global Growth Advisors LLC (CNL Macquarie Global Growth Trust)

•	Insight Green REIT Advisor LLC (Green Realty Trust)

•	Hartman Income REIT Management, LLC

•	Income Property Advisors (Dividend Capital)

•	Inland Diversified Business Manager & Advisor, Inc.

•	Moody National Advisors

•	NorthEnd Realty Advisors LLC

•	Pacific Office Management (affiliate of Shidler Group)

•	TNP (Thomson National Partners) Strategic Retail Advisor